UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

NuStar Energy L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2330 North Loop 1604 West

San Antonio, Texas 78248

(Address of principal executive offices)

(210) 918-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2011, the Parish of St. James, State of Louisiana (the “Parish”) completed the issuance of $75 million of tax exempt revenue bonds due August 1, 2041 (the “Bonds”) under the Gulf Opportunity Zone Act of 2005, which were underwritten by SunTrust Robinson Humphrey, Inc.

In connection with the issuance of the Bonds and as a form of security thereto, NuStar Logistics, L.P. (“Logistics”), a wholly owned subsidiary of NuStar Energy L.P. (the “Partnership”), entered into a Lease Agreement, dated as of August 1, 2011, by and between the Parish and Logistics (the “Lease Agreement”), pursuant to which the Parish agreed to make available to Logistics the proceeds from the sale of the Bonds in exchange for Logistics agreeing to lease from the Parish certain of the assets to be constructed with the Bond proceeds until the Bonds are redeemed in accordance with the terms of the Indenture of Trust dated as of August 1, 2011, by and between the Parish and U.S. Bank National Association (the “Trustee”). Payments under the Lease Agreement are tied to a variable interest rate of the Bonds, which initially is 0.19%. In addition, the Lease Agreement contains customary covenants and provisions, including limitations on dispositions or material property, mergers and asset transfers. The Lease Agreement also contains customary events of default which could result in an amount equal to all amounts due and payable on the Bonds by acceleration of the maturity thereof becoming immediately due and payable as liquidated damages under the Lease Agreement. The Lease Agreement also contains a purchase option that gives Logistics the right, simultaneously with or after the payment in full of all interest and principal on the Bonds, and the satisfaction of certain other conditions, to purchase the assets subject to the Lease Agreement for a purchase price of $1,000, plus related costs and expenses.

As a form of additional security for the Bonds, Logistics entered into an Application for Letter of Credit and Reimbursement Agreement dated as of August 9, 2011, by and between Wells Fargo Bank, N.A. (the “Bank”) and Logistics (the “Reimbursement Agreement”), pursuant to which the Bank agreed to cause an Irrevocable Transferrable Letter of Credit (the “Letter of Credit”) to be issued to the Trustee in the amount of $76,084,932, which amount includes (i) the principal amount of the Bonds outstanding on August 9, 2011, plus (ii) interest theron as set forth in the Letter of Credit for a period of forty-four days. The Letter of Credit was issued pursuant to that certain 5-Year Revolving Credit Agreement dated as of December 10, 2007 among Logistics, the Partnership, the Bank, and the agents and lenders party thereto, as amended by the First Amendment to 5-Year Revolving Credit Agreement dated as of August 18, 2010 and the Second Amendment to 5-Year Credit Agreement dated as of March 7, 2011, and as further amended, supplemented, or otherwise modified from time to time (the “Credit Agreement”). Pursuant to the terms of the Reimbursement Agreement, Logistics granted a security interest in the proceeds of the Bonds to the Bank in order to secure all amounts owed with respect to any future drawings under the Letter of Credit that are honored by the Bank. In addition, certain terms of the Credit Agreement are incorporated into the Reimbursement Agreement with respect to Logistics’ covenants, events of default and remedies thereto.

The Partnership intends to use the proceeds to expand its facilities located at St. James, Louisiana, including acquiring, constructing and installing additional storage capacity and related projects. Copies of the Lease Agreement and Reimbursement Agreement are filed as Exhibits 10.01 and 10.02 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Lease Agreement between Parish of St. James, State of Louisiana and NuStar Logistics, L.P. dated as of August 1, 2011.

10.02	Application for Letter of Credit and Reimbursement Agreement between Wells Fargo Bank, N.A. and NuStar Logistics, L.P. dated as of August 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC its general partner

Date: August 10, 2011			By:	/s/ Amy L. Perry
				Name:	Amy L. Perry
				Title:	Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	EXHIBIT

Exhibit 10.01	Lease Agreement Between Parish of St. James, State of Louisiana and NuStar Logistics, L.P. dated as of August 1, 2011.

Exhibit 10.02	Application for Letter of Credit and Reimbursement Agreement between JPMorgan Chase Bank, N.A. and NuStar Logistics, L.P. dated as of August 9, 2011.